         Exhibit 3.1

COMPOSITE

OF

CERTIFICATE OF INCORPORATION

OF

SCP POOL CORPORATION

(as of June 23, 2004)

ARTICLE ONE

        The name of the Corporation is SCP Pool Corporation.

ARTICLE TWO

        The address of the Corporation’s registered office in the State of Delaware is 1013 Centre Road in the City of Wilmington, County of New Castle, 19805. The name of its registered agent at such address is Corporation Service Company.

ARTICLE THREE

        The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

PART A. AUTHORIZED SHARES

        The total number of shares of stock which the Corporation has authority to issue is 101,000,000, consisting of: (i) 1,000,000 shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”), and (ii) 100,000,000 shares of Common Stock, par value $.001 per share (the “Common Stock”). All Preferred Stock and Common Stock shall be issued as fully paid and non-assessable shares, and any holder thereof shall not be liable for any further payments in respect thereof.

PART B. PREFERRED STOCK

        Section 1. Authorization; Series; Provisions.

    1A.        Authorization. The Board of Directors of the Corporation (the “Board of Directors”) is authorized, subject to limitations prescribed by law and the provisions of this Article Four, to provide for the issuance of shares of the Preferred Stock in series, and by filing a certificate pursuant to the General Corporation Law of the State of Delaware, to establish from time to time the number of shares to be included in each such series and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

    1B.        Series. The Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as are stated and expressed herein or in a resolution or resolutions providing for the issuance of such series, adopted by the Board of Directors as hereinafter provided.

    1C.        Provisions. Authority is hereby expressly granted to the Board of Directors, subject to the provisions of this Part B to authorize the issuance of one or more series of Preferred Stock, and with respect to each such series to fix by resolution or resolutions providing for the issuance of such series:

(i) the maximum number of shares to constitute such series and the distinctive designation thereof;

(ii) whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;

(iii) the dividend rate, if any, on the shares of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of capital stock, and whether such dividends shall be cumulative or noncumulative;

(iv) whether the shares of such series shall be subject to redemption by the Corporation or by the holders thereof and, if made subject to redemption, the times, prices and other terms and conditions of such redemption;

(v) the rights of the holders of shares of such series upon the liquidation, dissolution or winding up of the Corporation;

(vi) whether or not the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof;

(vii) whether or not the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes, or of any other series of the same class, and if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

(viii) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, Common Stock or any other class or classes of stock of the Corporation ranking junior to the shares of such series either as to dividends or upon liquidation;

(ix) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock (including additional shares of such series or of any other series or of any other class) ranking on a parity with or prior to the shares of such series as to dividends or upon liquidation; and

(x) any other preference and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as shall not be inconsistent with this Article Four.

        Section 2. Series Identical; Rank. All shares of any one series of Preferred Stock shall be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends, if any, thereon shall be cumulative; and all series shall rank equally and be identical in all respects, except as permitted by the foregoing provisions of Section 1C hereof; and all shares of Preferred Stock shall rank senior to the Common Stock both as to dividends and upon liquidation.

        Section 3. Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of any class or classes of stock of the Corporation ranking junior to the Preferred Stock upon liquidation, the holders of the shares of the Preferred Stock shall be entitled to receive payment at the rate fixed herein or in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series, plus (if dividends on shares of such series of Preferred Stock shall be cumulative) an amount equal to all dividends (whether or not earned or declared) accumulated to the date of final distribution to such holders; but they shall be entitled to no further payment. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation or proceeds thereof, distributable among the holders of the shares of the Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributed among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full.

        Section 4. Voting Rights. Except as shall be otherwise stated and expressed herein or in the resolution or resolutions of the Board of Directors providing for the issue of any series and except as otherwise required by the laws of the State of Delaware, the holders of shares of Preferred Stock shall have, with respect to such shares, no right or power to vote on any question or in any proceeding or to be represented at, or to receive notice of, any meeting of stockholders.

        Section 5. Reacquired Shares. Shares of any Preferred Stock which shall be issued and thereafter acquired by the Corporation through purchase, redemption, exchange, conversion or otherwise shall return to the status of authorized but unissued Preferred Stock, undesignated as to series, unless otherwise provided in the resolution or resolutions of the Board of Directors.

        Section 6. Increase/Decrease in Authorized Shares of a Series. Unless otherwise provided in the resolution or resolutions of the Board of Directors providing for the issuance thereof, the number of authorized shares of stock of any such series may be increased or decreased (but not below the number of shares thereof outstanding) by resolution or resolutions of the Board of Directors. In case the number of shares of any such series of Preferred Stock shall be decreased, the shares representing such decrease shall, unless otherwise provided in the resolution or resolutions of the Board of Directors providing for the issuance thereof, resume the status of authorized but unissued Preferred Stock, undesignated as to series.

PART C. COMMON STOCK

        Section 1. Voting. Except as otherwise required by applicable law, the holders of Common Stock shall be entitled to one vote per share on all matters to be voted on by the corporation's stockholders.

        Section 2. Dividends. As and when dividends are declared or paid thereon, whether in cash, property or securities of the Corporation, the holders of Common Stock shall be entitled to participate in such dividends ratably on a per share basis. The rights of the holders of Common Stock to receive dividends are subject to the provisions of the Preferred Stock.

        Section 3. Liquidation. Subject to the provisions of the Preferred Stock, the holders of Common Stock shall be entitled to participate ratably on a per share basis in all distributions to the holders of the Common Stock in any liquidation, dissolution or winding up of the Corporation.

        Section 4. Registration of Transfer. The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of Common Stock. Upon the surrender of any certificate representing shares of any class of Common Stock at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of such class represented by the surrendered certificate, and the Corporation forthwith shall cancel such surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares of such class as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.

        Section 5. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any class of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

        Section 6. Notices. All notices referred to herein shall be in writing, shall be delivered personally or by first class mail, postage prepaid, and shall be deemed to have been given when so delivered or mailed to the Corporation at its principal executive offices and to any stockholder at such holder’s address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

        Section 7. Amendment and Waiver. No amendment or waiver of any provision of this Section C shall be effective without the prior approval of the holders of a majority of the then outstanding Common Stock.

PART D. GENERAL PROVISIONS

        Section 1. Nonliquidating Events. A consolidation or merger of the Corporation with or into another corporation or corporations or a sale, whether for cash, shares of stock, securities or properties, or any combination thereof, of all or substantially all of the assets of the Corporation shall not be deemed or construed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Article Four.

        Section 2. No Preemptive Rights. No holder of Preferred Stock or Common Stock of the Corporation shall be entitled, as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class or series whatsoever or of securities convertible into stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration, or by way of dividend.

ARTICLE FIVE

        The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, and the directors need not be elected by ballot unless required by the Bylaws of the Corporation. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE SIX

        Section 1. Meetings; Books. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation. The Board of Directors shall from time to time decide whether and to what extent and at what times and under what conditions and requirements the accounts and books of the Corporation, or any of them, except the stock book, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any books or documents of the Corporation except as conferred by the laws of the State of Delaware or as authorized by the Board of Directors.

        Section 2. Removal. Directors elected by holders of stock of the Corporation entitled to vote generally in the election of directors may be removed at any time by a majority vote of such stockholders.

ARTICLE SEVEN

        To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this Article Seven shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE EIGHT

        Section 1. Indemnification of Officers, Directors and Employees. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Corporation) (a “Proceeding”) by reason of the fact that he is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise (including service with respect to any employee benefit plan) against expenses (including attorneys’ fees), judgments, fines, ERISA excise taxes, penalties and amounts paid in settlement actually and reasonably incurred by him in connection with such Proceeding to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment). The indemnification provided by this Article Eight shall not be deemed exclusive of any other rights to which any person may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity, and shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors, administrators and personal representatives of such a person. It is expressly understood that, notwithstanding the foregoing, no director, officer or employee shall have any rights under this Article Eight if the Proceeding giving rise to the claim for indemnification hereunder arises as a result of actions or failures to act in any capacity other than those set forth in this Section 1, and, as such, no such person shall have any rights under this Article Eight if the Proceeding giving rise to the claim for indemnification arises as a result of such person’s purchase and/or sale of securities of the Corporation (other than on behalf of the Corporation).

        Section 2. Procedure for Indemnification of Directors, Officers and Employees. Any indemnification of a director, officer or employee of the Corporation or advance of expenses under this Article Eight shall be made promptly upon the written request of the director, officer or employee, and in any event within 30 days after such request (or, if a determination as described below is required, within 30 days after such determination has been made or deemed made). If a determination by the Corporation that the director, officer or employee is entitled to indemnification pursuant to this Article Eight is required, and the Corporation fails to respond within sixty days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 30 days after such request (or, if a determination as described above is required, within 30 days after such determination has been made or deemed made), the right to indemnification or advances as granted by this Article Eight shall be enforceable by the director, officer or employee in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

        Section 3. Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer or employee of the Corporation or was serving at the request of the Corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise (including service with respect to any employee benefit plan) against any liability asserted against him and incurred by him in any such capacity, whether or not the Corporation would have the power to indemnify such person against such liability under this Article Eight.

        Section 4. Expenses. Expenses incurred by any person described in this Article Eight in defending a Proceeding shall be paid by the Corporation in advance of such Proceeding’s final disposition upon receipt of an undertaking by or on behalf of the director, officer or employee to repay such amount without interest if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation.

        Section 5. Contract Rights. The provisions of this Article Eight shall be deemed to be a contract between the Corporation and each director, officer or employee who serves in any such capacity at any time, and any repeal or modification of this Article Eight or of any relevant provisions of the General Corporation Law of the State of Delaware or other applicable law shall not affect any rights or obligations then existing with respect to any state of facts or Proceeding then existing.

        Section 6. Merger or Consolidation. For purposes of this Article Eight, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees, so that any person who is or was a director, officer or employee of such a constituent corporation, or is or was serving at the request of such a constituent corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise (including service with respect to any employee benefit plan), shall stand in the same position under this Article Eight with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

        Section 7. Indemnification of Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any agent of the Corporation to the fullest extent of the provisions of this Article Eight with respect to the indemnification and advancement of expenses of directors, officers and employees of the Corporation.

ARTICLE NINE

        The Corporation is to have perpetual existence.

ARTICLE TEN

        The Corporation expressly elects not to be governed by Section 203 of the Delaware General Corporation Law.

ARTICLE ELEVEN

        The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.